As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-191672

                              333-194513

                              333-204702

                              333-207935

                              333-211295

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENTS

Under

The Securities Act of 1933

Tobira Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	03-0422069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Tobira Therapeutics, Inc.

701 Gateway Blvd, Suite 300

South San Francisco, CA 94080

(650) 741-6625

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

REGADO BIOSCIENCES, INC. 2013 EQUITY COMPENSATION PLAN

TOBIRA THERAPEUTICS, INC. 2013 EQUITY COMPENSATION PLAN

TOBIRA THERAPEUTICS, INC. 2010 STOCK PLAN

TOBIRA THERAPEUTICS, INC. 2007 STOCK PLAN

(Full Title of the Plans)

A. Robert D. Bailey, Esq.

President

Tobira Therapeutics, Inc.

c/o Allergan, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

(862) 261-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew Ment, Esq.

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1045

(212) 841-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

Tobira Therapeutics, Inc. (the “Company”) is filing this Post-Effective Amendment to the following registration statements on Form S-8 (the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and any other securities issuable by the company pursuant to the Registration Statements:

•	Registration Statement on Form S-8, File No. 333-191672, filed with the Securities and Exchange Commission (“SEC”) on October 10, 2013, pertaining to the registration of 3,342,839 shares of Common Stock for issuance under the Regado Biosciences, Inc. 2013 Equity Compensation Plan.

•	Registration Statement on Form S-8, File No. 333-194513, filed with the SEC on March 12, 2014, pertaining to the registration of 1,065,530 shares of Common Stock for issuance under the Regado Biosciences, Inc. 2013 Equity Compensation Plan.

•	Registration Statement on Form S-8, File No. 333-204702, filed with the SEC on June 3, 2015, pertaining to the registration of 1,862,699 shares of Common Stock for issuance under the Tobira Therapeutics, Inc. 2013 Equity Compensation Plan (the “2013 Equity Compensation Plan”), the Tobira Therapeutics, Inc. 2010 Stock Plan and the Tobira Therapeutics, Inc. 2007 Stock Plan.

•	Registration Statement on Form S-8, File No. 333-207935, filed with the SEC on November 10, 2015, pertaining to the registration of 1,200,000 shares of Common Stock for issuance under the 2013 Equity Compensation Plan.

•	Registration Statement on Form S-8, File No. 333-211295, filed with the SEC on May 11, 2016, pertaining to the registration of 940,784 shares of Common Stock for issuance under the 2013 Equity Compensation Plan.

On November 1, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2016, by and among the Company, Allergan Holdco US, Inc., a Delaware corporation (“Parent”), and Sapphire Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the time of the Merger, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on this third day of November, 2016.

TOBIRA THERAPEUTICS, INC.

By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.